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NAVIDEA BIOPHARMACEUTICALS, INC.

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2021 ANNUAL MEETING OF STOCKHOLDERS

August 2, 2021

Dear Stockholder:

You are cordially invited to join us for the 2021 Annual Meeting of Stockholders of Navidea Biopharmaceuticals, Inc. on September 14, 2021 at 9:00 am Eastern Time. Due to the public health impact of the ongoing coronavirus disease (“COVID-19”) pandemic, the 2021 Annual Meeting of Stockholders will be a completely virtual meeting conducted via webcast. The matters on the meeting agenda are described in the Notice of 2021 Annual Meeting of Stockholders and proxy statement which accompany this letter.

We hope you will be able join us for the meeting, but regardless of your plans, we ask that you please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote online or by telephone, so that your shares will be represented at the meeting.

Very truly yours,

/s/ Jed A. Latkin

Jed A. Latkin

Chief Executive Officer, Chief Operating Officer and Chief Financial Officer

NAVIDEA BIOPHARMACEUTICALS, INC.

4995 Bradenton Avenue, Suite 240

Dublin, Ohio 43017

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of NAVIDEA BIOPHARMACEUTICALS, INC.:

The 2021 Annual Meeting of the Stockholders (the “Annual Meeting”) of Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), will be a completely virtual meeting conducted via webcast on September 14, 2021 at 9:00 a.m. Eastern Time for the following purposes:

1.          To elect two directors, each to serve for a term of three years or until their successor is duly elected and qualified;

2.          To approve, on an advisory, non-binding basis, the compensation of our named executive officers;

4.         To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for 2021; and

5.         To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on July 21, 2021, as the Record Date for the determination of stockholders entitled to notice of and to vote during the Annual Meeting and any adjournment thereof. A list of stockholders will be available for examination by any stockholder during the Annual Meeting and for a period of 10 days before the Annual Meeting at the executive offices of the Company. You will not be able to attend the Annual Meeting in person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on September 14, 2021: The proxy statement and annual report to security holders are available at www.proxyvote.com.

We are primarily providing access to our proxy materials over the Internet pursuant to the U.S. Securities and Exchange Commission’s notice and access rules. On or about August 2, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2021 proxy statement and 2020 annual report on the Internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

This is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information and are available on the Internet or by mail. We encourage stockholders to access and review the proxy materials before voting.

Whether or not you plan to join us for the Annual Meeting, please complete, sign, and date the enclosed proxy card and return it in the envelope provided, or take advantage of the opportunity to vote your proxy online or by telephone.

By Order of the Board of Directors

/s/ Jed A. Latkin

Jed A. Latkin
Chief Executive Officer, Chief Operating Officer and Chief Financial Officer

Dublin, Ohio
August 2, 2021

NAVIDEA BIOPHARMACEUTICALS, INC.

2021 ANNUAL MEETING OF STOCKHOLDERS

September 14, 2021

PROXY STATEMENT

Dated August 2, 2021

GENERAL INFORMATION

Date, Time and Place of Annual Meeting. The 2021 Annual Meeting of the Stockholders (the “Annual Meeting”) of Navidea Biopharmaceuticals, Inc. will be held on September 14, 2021 at 9:00 a.m. Eastern Time. In light of the ongoing COVID-19 pandemic, the Annual Meeting will be held on a virtual-only basis with no physical location. You will be able to participate in the virtual meeting online and vote your shares electronically during the meeting. The meeting may be accessed online at www.virtualshareholdermeeting.com/NAVB2021. When prompted, enter your 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card, or on the instructions that accompanied your proxy materials. Questions will not be taken during the meeting, however you may submit questions in advance of the meeting via the Internet at www.proxyvote.com. Questions will be read and addressed during the meeting.

Solicitation. This proxy statement is furnished to the stockholders of Navidea Biopharmaceuticals, Inc., a Delaware corporation (“Navidea,” the “Company,” “we,” “our,” or “us”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors”) of proxies to be voted at the Annual Meeting to be held on September 14, 2021 at 9:00 a.m. Eastern Time, and any adjournment thereof. We have elected to furnish proxy materials and our 2020 annual report to many of our stockholders over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”). On or about August 2, 2021, we mailed to most of our stockholders the Notice containing instructions on how to gain access to our proxy statement and 2020 annual report and how to vote online. A copy of the proxy statement and 2020 annual report were sent to all other stockholders by mail on or about August 2, 2021, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notices to beneficial owners. The Notice also contains instructions on how you can elect to receive a printed copy of the proxy statement and our 2020 annual report, if you only received a Notice by mail. All expenses in connection with this solicitation of proxies will be paid by us. Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

You will need the 16-digit control number included on the Notice or your proxy card or on the instructions that accompanied your proxy materials or included in the email to you if you received the proxy materials by email in order to be able to vote your shares during the Annual Meeting. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Company Address. The address of our principal executive offices is 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017. Our telephone number is 614-793-7500.

Voting Rights. Stockholders of record at the close of business on July 21, 2021 (the “Record Date”) are entitled to notice of and to vote during the Annual Meeting. As of that date, there were 30,153,444 shares of common stock, par value $0.001 per share (“Common Stock”), 22,077 shares of Series D Redeemable Convertible Preferred Stock (“Series D Preferred Stock”), and 50,000 shares of Series E Redeemable Convertible Preferred Stock (“Series E Preferred Stock”) outstanding. Each holder of Common Stock of record on the Record Date is entitled to one vote per share held with respect to all matters which may be brought before the Annual Meeting. Holders of shares of Series D Preferred Stock and Series E Preferred Stock are not entitled to vote at the Annual Meeting. Whether or not you plan to join us for the Annual Meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or by completing, signing, dating and mailing to us the accompanying proxy card in the postage-prepaid envelope provided. Stockholders are not entitled to dissenters’ rights of appraisal with respect to the proposals being voted on at this Annual Meeting.

Authorization. The shares represented by the accompanying proxy will be voted as directed if the proxy is properly completed, signed, and received by us or otherwise properly voted on the Internet or by telephone. The proxy will be voted at the discretion of the persons acting under the proxy to transact such other business as may properly come before the Annual Meeting and any adjournment thereof. If you are a holder of record and you sign, date, and send in your proxy but do not indicate how you want to vote, your proxy will be voted “For” each of the proposals to be voted on during the Annual Meeting.

Revocation. Any stockholder returning the accompanying proxy has the power to revoke it at any time before its exercise by giving notice of revocation to the Company, by duly executing and delivering to the Company a proxy card bearing a later date, or by voting online during the Annual Meeting. Please note, however, if your shares are held of record by a broker, bank, or other nominee and you wish to vote during the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Tabulation. Under Section 216 of the Delaware General Corporation Law (the “DGCL”) and our bylaws (“Bylaws”), the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum for the transaction of business during the Annual Meeting. Shares represented by signed proxies that are returned to the Company will be counted toward the quorum even if they are marked as “Abstain,” “Against” or “Withhold Authority” on one or more, or all matters, or they are not marked at all. Brokers, banks, or other nominees who hold their customers’ shares in street name, may, under the applicable rules of the exchanges and other self-regulatory organizations of which such brokers, banks, or other nominees are members, sign and submit proxies for such shares and may vote such shares on routine matters. The proposal to ratify the appointment of Marcum LLP (“Marcum”) as our independent registered public accounting firm is considered a routine matter. Brokers, banks, or other nominees may not vote on matters considered non-routine without specific instructions from the customer who owns the shares. The proposals to elect two directors and to approve the compensation of our named executive officers are not considered routine matters. Proxies signed and submitted by brokers, banks, or other nominees that have not been voted on certain matters are referred to as broker non-votes. Such proxies count toward the establishment of a quorum. We encourage you to provide voting instructions to any broker, bank or other nominee that holds your shares by carefully following the instructions provided in the notice from such entity.

Under the DGCL and our Bylaws, the election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of our Common Stock during a meeting for which a quorum is present. Proxies that are marked “Withhold Authority” and broker non-votes will not be counted toward a nominee’s achievement of a plurality and, thus, will have no effect.

Approval of the proposal relating to the compensation of our named executive officers may be passed by the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy at the Annual Meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” the proposal. Broker non-votes are disregarded and will have no effect.

The ratification of Marcum as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our Common Stock represented in person or by proxy during the Annual Meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a vote “Against” each proposal. Broker non-votes are disregarded and will have no effect.

Please note that if your shares are held of record by a bank, broker, or other nominee and you provide instructions to that nominee on a form you received from the nominee, you may revoke or change your voting instructions only by contacting the nominee who holds your shares. You may not vote online during the Annual Meeting unless you obtain a legal proxy from the bank, broker, or other nominee. In such event, your online participation in the Annual Meeting will not, by itself, revoke prior voting instructions.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you cast your vote if you want it to count. If you hold your shares in street name and you do not instruct your bank, broker, or other nominee how to vote, no votes will be cast on your behalf for any of the proposals to be considered during the Annual Meeting; except, your bank, broker, or other nominee will continue to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Marcum as our independent registered public accounting firm.

Virtual Meeting. We will be hosting the Annual Meeting live via the Internet out of an abundance of caution related to the ongoing COVID-19 pandemic. We currently intend to resume holding in-person meetings for our 2022 annual meeting of stockholders and thereafter, assuming we return to normal circumstances.

A summary of the information you need to virtually participate in the Annual Meeting online is provided below:

●	Any stockholder on the record date can attend the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/NAVB2021.

●	Webcast starts at 9:00 a.m. Eastern Time.

●	Online check-in will begin at 8:45 a.m. Eastern Time.

●	Please have the 16-digit number printed in the Notice, the proxy card or on the instructions that accompanied your proxy materials.

●	Stockholders may vote while attending the Annual Meeting on the Internet.

●	Webcast replay of the Annual Meeting will be available at www.virtualshareholdermeeting.com/NAVB2021 beginning September 15, 2021 until September 14, 2022.

Technical assistance accessing or participating in the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page. Technical support will be available starting at 8:45 a.m. Eastern Time on September 14, 2021.

Questions at the Annual Meeting. If you would like to submit a question, you may do so in advance of the Annual Meeting at www.proxyvote.com after logging in with your 16-digit control number.

We ask that you limit your questions to those that are relevant to the Annual Meeting or our business. Questions may not be addressed if they are, among other things, profane, irrelevant to our business, related to pending or threatened litigation, disorderly, or repetitious of statements already made. In addition, questions may be grouped by topic by our management with a representative question read aloud and answered. Questions will be addressed in the Q&A portion of the Annual Meeting, and we may also respond to questions on an individual basis or by posting answers on our website after the Annual Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees for Election as Directors

We presently have seven directors on our Board of Directors, comprised of three classes with terms expiring at the annual meetings in 2021, 2022 and 2023, respectively, and each containing, two, three and two director(s), respectively. During the Annual Meeting, the nominees to the Board of Directors receiving the highest number of votes will be elected as directors to a term of three years expiring in 2024.

Our Compensation, Nominating and Governance (“CNG”) Committee has nominated Claudine Bruck, Ph.D. and Malcolm G. Witter for election as directors, each to serve for a term of three years. Stockholders may not vote for a greater number of persons than the number of nominees named.

Only “For” or “Withhold Authority” votes are counted in determining whether a plurality has been cast in favor of a director nominee. You cannot abstain in the election of a director, and broker non-votes are not counted. We have no reason to believe that the nominees will not stand for election or serve as directors. In the event that a nominee fails to stand for election, the proxies will be voted for the election of another person designated by the persons named in the proxy. See the section of this proxy statement entitled “General Information—Tabulation.”

Set forth below is current biographical information about our directors, including the qualifications, experience and skills that make them suitable for service as a director. Each listed director’s respective experience and qualifications described below led the CNG Committee to conclude that such director is qualified to serve as a member of our Board of Directors.

The Board of Directors has nominated the following persons to serve as directors of the Company until the 2024 annual meeting:

Claudine Bruck, Ph.D., has served as a director of Navidea since March 2018. Dr. Bruck is co-founder and has served as Chief Executive Officer of Prolifagen LLC, a start-up company developing a microRNA-based medicine for tissue regeneration, since June 2016. She is also a course director at University of Pennsylvania’s Institute of Translational Medicine and Applied Technology, and Chief Scientific Officer of SAPVAX LLC for which she is a half-time employee to BioMotiv LLC. Dr Bruck is a member of the board of directors of Annovis Bio, Inc. (ANVS), a biotechnology company focused on development of medicines for neurodegenerative diseases. Dr. Bruck joined GlaxoSmithKline (“GSK”) in 1985 to build GSK’s HIV vaccine program. In her role in GSK’s vaccine group, Dr. Bruck was instrumental in the development of GSK’s HPV vaccine (Cervarix), and headed their cancer vaccine program from inception to Phase 2 before joining the drug discovery group of GSK. She held several roles in the drug discovery group, from Head of Clinical Immunology (2004-2005), to VP and Head of Biology for the Center of Excellence for External Drug Discovery (2005-2008), to VP and Head of a newly formed ophthalmology R&D group (2008-2015). Dr. Bruck holds a Ph.D. in biochemistry from the University of Brussels.

Malcolm G. Witter has served as a director of Navidea since December 2020. Mr. Witter has over 40 years of operational and investment leadership experience, serving as investment banker, Chief Financial Officer, and advisor to many companies and private organizations. Since 2016, he has served as the Corporate Development Regional Manager for USI Insurance Services (“USI”) and is responsible for acquiring independent insurance agencies. From 2010 to 2016, Mr. Witter was Business Development Manager for Kibble & Prentice, Inc., a USI company. Prior to USI, Mr. Witter held roles at multiple financial institutions including Compass Capital Fund Management, Bear, Stearns & Co., and Dean Witter Reynolds. Mr. Witter serves as a director of the Dean Witter Foundation and as an Advisor to American Research Capital. Mr. Witter received his M.B.A. from the Stanford Graduate School of Business.

The Board of Directors unanimously recommends a vote “FOR” the director nominees named above.

Directors whose terms continue until the 2022 Annual Meeting:

Amit Bhalla has served as a director of Navidea since May 2021. Mr. Bhalla has served as the Chief Financial Officer of Infinity BiologiX, LLC since November 2020. From 2015 to 2020, he served as Senior Healthcare Analyst for Lord, Abbett & Co as well as Investment Council Member for Lord, Abbett’s Healthcare Fund. Prior to that, Mr. Bhalla served in various roles including Vice President-Global Strategy & Development for Becton, Dickinson and Company, Director-Equity Research-Life Science Tools/Medical Technology for Citi, Vice President-Equity Research-Emerging Medical Technology and Analyst-Equity Research-Specialty Pharmaceuticals for Morgan Stanley, and Associate-Technical Operations/Research & Development for Johnson & Johnson’s Ortho-McNeil Pharmaceutical. Mr. Bhalla received his B.S. in biology from Cornell University and his M.B.A. from Tepper School of Business at Carnegie Mellon University.

Alexander L. Cappello has served as a director of Navidea since July 2021. Mr. Cappello has led several public and private companies over the past 46 years, including Cappello Global, LLC, a global investment bank, whose principals have transacted business in over 50 countries. He is also a director of The Cheesecake Factory Incorporated (Nasdaq), lead director of Virco Manufacturing Corporation (Nasdaq), The Agnew Companies and Caldera Medical Corp. Mr. Cappello is a director of RAND Corporation’s Center for Middle East Public Policy, the Center for Global Risk and Security, and the RAND-Russia Forum. Mr. Cappello is a former Chairman of Intelligent Energy, PLC (London), Inter-Tel (Nasdaq), and Geothermal Resources Intl. (AMEX), and a former director of Nano Financial Holdings and California Republic Bank. He is also a former advisor to the board of Gusmer Enterprises and former trustee and chairman of the investment committee of City of Hope. Mr. Cappello received a B.S. in management and finance from the Marshall School of Business at the University of Southern California.

S. Kathryn Rouan, Ph.D., has served as a director of Navidea since December 2018 and as Chair of the Board of Directors since May 2021. She also serves as a non-executive director of Viking Therapeutics, Inc. and Code Biotherapeutics, Inc. Dr. Rouan served as the SVP and Head of Projects, Clinical Platforms and Sciences (“PCPS”) at GlaxoSmithKline (“GSK”) from May 2016 to November 2018 following a 29-year career at GSK. From December 2013 to November 2018 she was also a member of the R&D Executive Management Team and R&D Governance Boards. The PCPS organization within GSK encompasses the Global Clinical Operations, Statistics and Programming, Clinical Pharmacology, GCP Quality, Third Party Resourcing and Project Management functions and includes approximately 1,800 staff in 20 countries. Dr. Rouan first joined GSK in 1989 with a background in Pharmaceutical Sciences, focusing on formulation development of protein pharmaceuticals. In 1993, Dr. Rouan moved into Project Leadership and Management, becoming VP and Head of Metabolism and Pulmonary Project Management in 1999. She continued to lead projects in a number of therapeutic areas including Cardiovascular, Immunoinflammation and Gastroenterology therapy. In 2007, Dr. Rouan led the development, submission and approval of Arzerra (ofatumumab) in refractory chronic lymphocytic leukemia. In 2012, she became Head of Biopharmaceutical Development responsible for delivery of GSK’s portfolio of biopharmaceutical medicines. In December 2013, Dr. Rouan was appointed SVP and Head of R&D Stiefel, GSK’s Dermatology therapy area unit. Dr. Rouan holds a Ph.D. in Pharmaceutical Sciences from the University of Rhode Island, and a B.Pharm. from the University of London.

Directors whose terms continue until the 2023 Annual Meeting:

Jed A. Latkin has served as Chief Executive Officer of Navidea since October 2018, and as Chief Operating Officer and Chief Financial Officer of Navidea since May 2017. Mr. Latkin also served as Interim Chief Operating Officer of Navidea from April 2016 to April 2017. Mr. Latkin has more than twenty years of experience in the financial industry supporting many investments in major markets including biotechnology and pharmaceuticals. He most recently was employed by Nagel Avenue Capital, LLC since 2010 and in that capacity he provided contracted services as a Portfolio Manager, Asset Based Lending for Platinum Partners Value Arbitrage Fund L.P. Mr. Latkin has been responsible for a large diversified portfolio of asset-based investments in varying industries, including product manufacturing, agriculture, energy, and healthcare. In connection with this role, he served as Chief Executive Officer of End of Life Petroleum Holdings, LLC and Black Elk Energy, LLC, Chief Financial Officer of Viper Powersports, Inc. and West Ventures, LLC, and Portfolio Manager of Precious Capital, LLC. Mr. Latkin served on the Board of Directors for Viper Powersports, Inc. from 2012 to 2013 and served on the boards of directors of the Renewable Fuels Association and Buffalo Lake Advanced Biofuels. Mr. Latkin earned a B.A from Rutgers University and a M.B.A. from Columbia Business School.

John K. Scott, Jr. has served as a director of Navidea since July 2021. Mr. Scott has served as the owner and manager of PCS, Inc. since 1997, where he is responsible for directing the acquisition, financing, sales and operations for land entitlement and development for privately owned condominium, apartment, hotel, single family and retail projects in California, Colorado and Texas. He has also served as the general partner of NJD, Ltd., a Texas limited partnership, since 1997 and as the managing member of Merging Interests, Inc. since 1980. Mr. Scott also has extensive experience in conducting due diligence, feasibility studies, financial analysis, cost estimates and transaction negotiations for the purchase, lease, development, marketing and sale of projects and properties. Mr. Scott earned a B.S. in agricultural economics with an emphasis on construction management and real estate from the University of Wisconsin.

CORPORATE GOVERNANCE

Directors

Set forth below are the names and committee assignments of the persons who constitute our Board of Directors.

Name	Age	Committee(s)
Amit Bhalla	47	Audit (Chair)
Claudine Bruck, Ph.D.	66	Audit; Compensation, Nominating and Governance (Chair)
Alexander L. Cappello	65	—
Jed A. Latkin	47	—
S. Kathryn Rouan, Ph.D.	59	Compensation, Nominating and Governance
John K. Scott, Jr.	66	—
Malcolm G. Witter	67	Audit; Compensation, Nominating and Governance

Director Qualifications

The Board of Directors believes that individuals who serve on the Board should have demonstrated notable or significant achievements in their respective field; should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders. The following are qualifications, experience and skills for Board members which are important to our business and its future:

●

General Management. Directors who have served in senior leadership positions bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board of Directors, are enhanced by their leadership experience developed at businesses or organizations that operated on a global scale, faced significant competition, or involved other evolving business models.

●

Industry Knowledge. Because we are a pharmaceutical development company, education or experience in our industry, including medicine, pharmaceutical development, marketing, distribution, or the regulatory environment, is important because such experience assists our Directors in understanding and advising our Company.

●

Business Development/Strategic Planning. Directors who have a background in strategic planning, business development, strategic alliances, mergers and acquisitions, and teamwork and process improvement provide insight into developing and implementing strategies for growing our business.

●

Finance/Accounting/Control. Knowledge of capital markets, capital structure, financial control, audit, reporting, financial planning, and forecasting are important qualities of our directors because such qualities assist in understanding, advising, and overseeing our Company’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

●

Board Experience/Governance. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, and compliance-related matters.

Board of Directors Meetings

Our Board of Directors held a total of 21 meetings in the fiscal year ended December 31, 2020, and each of the directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and committees (if any) on which he or she served. It is our policy that all directors attend the annual meeting of stockholders. However, conflicts and unforeseen events may prevent the attendance of a director, or directors. Due to the public health impact of the ongoing COVID-19 pandemic, the 2020 Annual Meeting of Stockholders was held as a completely virtual meeting conducted via webcast. All then-current members of our Board of Directors attended the 2020 Annual Meeting of Stockholders via webcast.

Board of Directors Leadership Structure and Role in Risk Oversight

Our Board of Directors has determined that it is generally in the best interests of the Company and its stockholders that the roles of the Chairperson of the Board of Directors (the “Board Chair”) and Chief Executive Officer be held by different individuals within our organization. Our Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Board Chair provides strategic guidance, presides over meetings of the full Board of Directors, and acts as the lead independent director. The Board of Directors believes that this structure helps facilitate the role of the independent directors in the oversight of the Company and the active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board of Directors. The Board Chair also acts as a key liaison between the Board of Directors and management. Moreover, in addition to feedback provided during the course of meetings of the Board of Directors, our independent directors have executive sessions led by the Board Chair. Our Board Chair acts as a liaison between the independent directors and the Chief Executive Officer regarding any specific feedback or issues following an executive session of independent directors, provides the Chief Executive Officer with input regarding agenda items for Board of Director and committee meetings, and coordinates with the Chief Executive Officer regarding information to be provided to the independent directors in performing their duties. From time to time, particularly during periods of leadership transition, a lead independent director may be appointed until an independent Board Chair is named. S. Kathryn Rouan, Ph.D. is our current Board Chair.

Our Chief Executive Officer and senior management are responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management, including general oversight of (i) the financial exposure of the Company, (ii) risk exposure as related to overall company portfolio and impact on earnings, (iii), oversight for information technology security and risk, and (iv) all systems, processes, and organizational structures and people responsible for finance and risk functions. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Company’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the CNG Committee.

Members of the Company’s senior management report to the full Board of Directors about their areas of responsibility, including reports regarding risk within such area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting of risks is conducted as needed or as requested by the Board of Directors or committee.

Additionally, starting in the first quarter of 2020, the Board of Directors has included in their regular meetings consideration and discussion of the Company’s management during the ongoing COVID-19 pandemic, including with regard to the Company’s operations, financial position and liquidity, communications strategy, personnel management and government affairs engagement, among other items.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002, Section 301, Rule 10A-3 under the Exchange Act and Section 803A of the NYSE American Company Guide. Our Board of Directors has determined that Drs. Bruck and Rouan, and Messrs. Bhalla, Cappello and Witter, meet the independence requirements.

Compensation, Nominating and Governance Committee

The CNG Committee of the Board of Directors discharges the Board’s responsibilities relating to the compensation of the Company's directors, executive officers and associates, identifies and recommends to the Board of Directors nominees for election to the Board, and assists the Board in the implementation of sound corporate governance principles and practices. With respect to its compensation functions, the CNG Committee evaluates and approves executive officer compensation and reviews and makes recommendations to the Board with respect to director compensation, including incentive or equity-based compensation plans; reviews and evaluates any discussion and analysis of executive officer and director compensation included in the Company’s 2020 annual report or proxy statement, and prepares and approves any report on executive officer and director compensation for inclusion in the Company’s 2020 annual report or proxy statement required by applicable rules and regulations; and monitors and evaluates, at the Committee’s discretion, matters relating to the compensation and benefits structure of the Company and such other domestic and foreign subsidiaries or affiliates, as it deems appropriate. The members of our CNG Committee are: Claudine Bruck, Ph.D. (Chair), S. Kathryn Rouan, Ph.D., and Malcolm G. Witter.

The CNG Committee held seven meetings in the fiscal year ended December 31, 2020. The Board of Directors adopted a written Compensation, Nominating and Governance Committee Charter on February 26, 2009. A copy of the Compensation, Nominating and Governance Committee Charter is posted on the Company’s website at www.navidea.com.

The CNG Committee strives to provide fair compensation to executive officers based on their performance and contribution to the Company and to provide incentives that attract and retain key executives, instill a long-term commitment to the Company, and develop a sense of pride and Company ownership, all in a manner consistent with stockholder interests. In addition, the CNG Committee strives to provide fair compensation to directors, taking into consideration compensation paid to directors of comparable companies and the specific duties of each director.

With respect to its nominating and governance functions, the CNG Committee’s purpose is to:

●

Assist the Board of Directors by identifying individuals qualified to become board members, and recommend to the Board of Directors the director nominees whenever directors are to be appointed or elected, whether at the next annual meeting of stockholders or otherwise;

●

Review the qualifications and independence of the members of the Board of Directors and its various committees on a periodic basis and make any recommendations to the Board of Directors which the CNG Committee may deem appropriate concerning any recommended changes in the composition or membership of the Board of Directors, or any of its committees;

●	Develop and recommend to the Board of Directors any policies it may deem appropriate with regard to consideration of director candidates to be recommended to security holders;

●	Develop and recommend to the Board of Directors corporate governance principles applicable to the Company;

●	Conduct the annual review of the performance of the Board of Directors, the committees of the Board of Directors and Company’s executive management;

●	Recommend to the Board of Directors director nominees for each committee; and

●	Develop and recommend to the Board of Directors any policies or processes it may deem appropriate for security holders to send communications to the Board of Directors.

Our directors play a critical role in guiding our strategic direction and overseeing the management of our Company. Board candidates are considered based on various criteria, such as their broad-based business and professional skills and experiences, a global business and social perspective, concern for long term interests of stockholders, and personal integrity and judgment. In addition, directors must have available time to devote to board activities and to enhance their knowledge of the industry. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to our Company. Recent developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The CNG Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees; however, how a specific nominee contributes to the diversity of the Board of Directors is considered by the CNG Committee in determining candidates for the Board of Directors.

The CNG Committee and the Board of Directors consider diversity by identifying a nominee’s experience and background and determining how such experience and background will complement the overall makeup of the Board of Directors. The CNG Committee and the Board of Directors prefer nominees who will contribute to a board that is diverse in terms of business training, experience across a range of industries, leadership, background, and education. We aim to develop a board whose membership is diverse in many ways, including race, gender, and ethnicity. The Board of Directors recognizes that these attributes can play a role in enhancing the dynamics of a board, and we are committed to continuing to make progress in achieving these goals.

In September 2017, the Board of Directors adopted formal resolutions requiring the Board of Directors to ensure that our board nominees are chosen from a pool that includes female or minority candidates, and affirming its commitment to a policy of inclusiveness to ensure that:

●	Female or minority candidates are routinely sought as part of every board search undertaken by the Company;

●	The Board of Directors strives to obtain diverse candidates by expanding director searches to include nominees from the non-traditional backgrounds, including those in government and academia; and

●	Board composition shall be periodically revisited to ensure that it reflects the knowledge, experience, skills, expertise, and diversity required for the Board of Directors to fulfill its duties.

Our Board of Directors will consider the recommendations of stockholders regarding potential director candidates. In order for stockholder recommendations regarding possible director candidates to be considered by our Board of Directors:

●

such recommendations must be provided to the Board of Directors c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017, in writing at least 120 days prior to the one-year anniversary date of the Company’s proxy statement released to stockholders in connection with the Annual Meeting; provided, however, that if the date of the Annual Meeting is more than 30 days before or after the first anniversary of the most recently concluded annual meeting, such notice shall be delivered to the Company within a reasonable time before the Company begins to print and send its proxy materials, but not more than seven days after the date of the notice of the Annual Meeting.

●	the nominating stockholder must meet the eligibility requirements to submit a valid stockholder proposal under Rule 14a-8 of the Exchange Act;

●	the stockholder must describe the qualifications, attributes, skills or other qualities of the recommended director candidate; and

●	the stockholder must follow the procedures set forth in Article III, Section 2 of our Bylaws.

Audit Committee

The Audit Committee of the Board of Directors selects our independent registered public accounting firm with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles that we use in financial reporting, and the adequacy of our internal control procedures. The current members of our Audit Committee are: Amit Bhalla (Chair), Claudine Bruck, Ph.D., and Malcolm G. Witter, each of whom is “independent” under Section 803A of the NYSE American Company Guide. Adam D. Cutler and Y. Michael Rice were also members of the Audit Committee prior to their retirements effective May 4, 2021. The Board of Directors has determined that Mr. Bhalla meets the requirements of an “audit committee financial expert” as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC.

The Audit Committee held four meetings in the fiscal year ended December 31, 2020. The Board of Directors adopted a written Amended and Restated Audit Committee Charter on April 30, 2004. A copy of the Amended and Restated Audit Committee Charter is posted on the Company’s website at www.navidea.com.

Stockholder Communications

The Company welcomes and seeks stockholder engagement throughout the year. Management, as well as our directors, will answer questions from stockholders during the Annual Meeting, provided that they are submitted in advance of the Annual Meeting via the Internet at www.proxyvote.com. We provide regular updates regarding the Company’s performance and strategic actions to the investor community, and we participate in numerous investor conferences, one-on-one meetings, earnings calls, investor days, and educational investor and analyst conversations. Management also regularly engages with individual investors at investor conferences and industry events and participates in teleconferences. We also communicate with stockholders and other stakeholders through various media, including our 2020 annual report, proxy statement and other filings with the SEC, news releases and our website. We believe ongoing stockholder engagement allows us to communicate our strategy and respond effectively to any stockholder concerns.

Stockholders may send communications to our Board of Directors, or to individual directors or executive officers, by mailing communications in writing to Navidea Biopharmaceuticals, Inc., c/o Corporate Secretary, 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

Executive Officers

In addition to Mr. Latkin, the following individuals serve as senior executive officers of Navidea and in the position indicated below:

Name	Age	Position
Joel H. Kaufman (a)	32	Chief Business Officer
Michael S. Rosol, Ph.D.	53	Chief Medical Officer

(a)	Mr. Kaufman resigned from the Company effective May 7, 2021.

Joel H. Kaufman served as Chief Business Officer of Navidea from November 2020 to May 2021. From October 2017 through October 2020, he served as Director, Corporate Strategy and Business Development, managing Navidea’s strategy, business development, and strategic financing-related matters. From July 2011 to October 2017, Mr. Kaufman was an Equity Research Analyst at Goldman Sachs, where he specialized in the Healthcare sub-sector with a primary focus on Life Science Tools, Diagnostics, Clinical Labs, and Medical Devices. During his time at Goldman Sachs, Mr. Kaufman actively covered or co-covered over 60 companies in these sectors. Mr. Kaufman received his B.A. degree in Neuroscience and Healthcare Management with honors from the University of Pennsylvania and the Wharton School.

Michael S. Rosol, Ph.D., has served as Chief Medical Officer of Navidea since December 2018. Prior to joining Navidea, Dr. Rosol served as Associate Director in the Clinical and Translational Imaging Group at Novartis Institutes for BioMedical Research from November 2016 to December 2018. Before that, he held positions as Senior Director of Business Development at Elucid Bioimaging, Inc. where he drove adoption of its Computer-Aided Phenotyping applications from May 2016 to November 2016, and as Chief Scientific Officer of MediLumine, Inc. from October 2015 to May 2016. Prior to those roles, he was the Head of the Translational Imaging Group at Novartis Pharmaceuticals Group from October 2012 to March 2015. His training and experience lie in the fields of biophysics, physiology, and biological/medical imaging, and his work has focused on cardiovascular imaging, preclinical and clinical imaging instrumentation and applications, animal models of human disease, pathophysiology, biomarkers, and imaging in toxicological and clinical trials. He has also served as faculty in Radiology and Director of two academic research imaging facilities. Dr. Rosol holds a Ph.D. from Boston University School of Medicine.

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company to include in its proxy statement an advisory vote on named executive officer compensation at least once every three years. In 2017, following the approval of our stockholders on an advisory, non-binding, basis we decided to include a stockholder vote on the compensation of our named executive officers in our proxy materials every two years, until the next required vote on the frequency of stockholder votes on the compensation of named executive officers. The last advisory vote on the compensation of our named executive officers occurred in 2019 and was accepted by the Board of Directors.

We ask that you indicate your approval of the compensation paid to our named executive officers as described in this proxy statement under the heading “Executive Compensation,” which includes compensation tables and narratives included elsewhere in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the Board of Directors and the CNG Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation. The CNG Committee has structured its executive compensation programs primarily to motivate executives to achieve the business goals established by the Company and reward executives for meeting business goals and delivering superior performance as measured against those business goals.

For the reasons discussed above and in this proxy statement under the heading “Executive Compensation,” the Board of Directors recommends that stockholders vote to approve the following resolution:

“RESOLVED, that the compensation of the named executive officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion in this proxy statement, is approved on an advisory, non-binding basis.”

The Board of Directors recommends that our stockholders vote “FOR” the approval of the compensation of our named executive officers as set forth in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program. The CNG Committee of the Board of Directors is responsible for establishing and implementing our compensation policies applicable to senior executives and monitoring our compensation practices. The CNG Committee seeks to maintain compensation plans that are fair, reasonable and competitive. The CNG Committee is responsible for reviewing and approving senior executive compensation, awards under our cash bonus plan, and awards under our equity-based compensation plans.

Philosophy and Goals of Executive Compensation Plans. The CNG Committee’s philosophy for executive compensation is to:

●

Pay for performance: The CNG Committee believes that our executives should be compensated based upon their ability to achieve specific operational and strategic results. Therefore, our compensation plans are designed to provide rewards for the individual’s contribution to our performance.

●

Pay commensurate with other companies categorized as value creators: The CNG Committee has set a goal that the Company should move toward compensation levels for senior executives that are, at a minimum, at the 40th to 60th percentile for similar executives in the workforce while taking into account current market conditions and Company performance. This allows us to attract, hire, reward and retain senior executives who formulate and execute our strategic plans and drive exceptional results.

To assess whether our programs are competitive, the CNG Committee reviews compensation information of peer companies, national data and trends in executive compensation to help determine the appropriateness of our plans and compensation levels. These reviews, and the CNG Committee’s commitment to pay for performance, become the basis for the CNG Committee’s decisions on compensation plans and individual executive compensation payments.

The CNG Committee has approved a variety of programs that work together to provide a combination of basic compensation and strong incentives. While it is important for us to provide certain base level salaries and benefits to remain competitive, the CNG Committee’s objective is to provide compensation plans with incentive opportunities that motivate and reward executives for consistently achieving superior results. The CNG Committee designs our compensation plans to:

●	Reward executives based upon overall company performance, their individual contributions and creation of stockholder value;

●	Encourage executives to make a long-term commitment to our Company; and

●	Align executive incentive plans with the long-term interests of stockholders.

The CNG Committee reviews individual compensation levels at least annually. During the review process, the CNG Committee addresses the following questions:

●	Do any existing compensation plans need to be adjusted to reflect changes in competitive practices, different market circumstances or changes to our strategic initiatives?

●	Should any existing compensation plans be eliminated or new plans be added to the executive compensation programs?

●	What are the compensation-related objectives for our compensation plans for the upcoming fiscal year?

●	Based upon individual performance, what compensation modifications should be made to provide incentives for senior executives to perform at superior levels?

In addressing these questions, the CNG Committee considers input from management, outside compensation experts and published surveys of compensation levels and practices.

The CNG Committee does not believe that our compensation policies and practices for our employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. Our incentive-based compensation goals are generally tied to product development goals (e.g., clinical trial progress or regulatory milestones) or Company financial goals (e.g., budgeted expense targets or business partnerships). The CNG Committee believes that the existence of these performance incentives creates a strong motivation for Company employees to contribute towards the achievement of strong, sustainable performance, and believes that the Company has a strong set of internal controls that minimize the risk that financial performance can be misstated in order to achieve incentive compensation payouts.

In addition to the aforementioned considerations, the CNG Committee also takes into account the outcome of stockholder advisory (“say-on-pay”) votes, as a smaller reporting company, on the compensation of our principal executive officer and our next two highest-paid executive officers (the “Named Executive Officers”). At the annual meeting of stockholders held on August 8, 2019, approximately 70% of our stockholders voted in favor of the resolution relating to the compensation of our Named Executive Officers. The CNG Committee believes this vote affirmed our stockholders’ support of the Company’s executive compensation program. The CNG Committee will continue to consider the results of future say-on-pay votes when making future compensation decisions for the executive officers. The Company currently holds an advisory vote to approve the compensation of the Company’s Named Executive Officers every two years. The two-year frequency of advisory “say-on-pay” votes will continue until the next required vote on the frequency of advisory votes on executive compensation at the Company’s annual meeting of stockholders to be held in 2023.

Scope of Authority of the CNG Committee. The Board of Directors has authorized the CNG Committee to establish the compensation programs for all executive officers and to provide oversight for compliance with our compensation philosophy. Annually, the CNG Committee recommends the compensation for our executive officers, including objectives and awards under incentive plans. The Chief Executive Officer provides input for the CNG Committee regarding the performance and appropriate compensation of the other officers. The CNG Committee gives considerable weight to the Chief Executive Officer’s evaluation of the other officers because of his direct knowledge of each officer’s performance and contributions. The CNG Committee also makes recommendations to the Board of Directors on appropriate compensation for the non-employee directors. In addition to overseeing the compensation of executive officers, the CNG Committee recommends or approves awards under short-term cash incentive and long-term equity-based compensation plans for all other employees. For more information on the CNG Committee’s role, see the CNG Committee’s charter, which can be found on our website at www.navidea.com.

Independent Compensation Expertise. The CNG Committee is authorized to periodically retain independent experts to assist in evaluating executive compensation plans and in setting executive compensation levels. These experts provide information on trends and best practices so the CNG Committee can formulate ongoing plans for executive compensation. The CNG Committee retained Board Advisory, LLC (“Board Advisory”) as its independent consultant to assist in the determination of the reasonableness and competitiveness of the compensation levels of its Named Executive Officers and Board of Directors for fiscal 2021. No conflict of interest exists that would prevent Board Advisory from serving as independent consultant to the CNG Committee.

For fiscal 2021, Board Advisory performed a benchmark compensation review of our key executive positions, including our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, Chief Medical Officer, Chief Business Officer, and our Board of Directors. Board Advisory utilized published survey and proxy reported data from compensation peers, with market data aged to January 1, 2021, by an annualized rate of 3.0%, the expected pay increase in 2021 for executives in the life sciences industry.

In evaluating appropriate executive compensation, it is common practice to set targets at a point within the competitive marketplace. The CNG Committee sets its competitive compensation levels based upon its compensation philosophy. Following completion of the Board Advisory study for 2021, the CNG Committee noted that the total cash compensation of our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer was between the 50th and 75th percentile for an established peer group of companies. The CNG Committee also noted that the total cash compensation of our Chief Medical Officer was below the 25th percentile, and the total cash compensation of our Chief Business Officer was between the 25th and 50th percentile for these positions.

Peer Group Companies. As part of their review, Board Advisory surveyed the compensation levels at specific competitive benchmark companies. With input from management, Board Advisory chose the peer companies because they are developmental life sciences companies and are similar to Navidea in revenue, invested capital, market capitalization, and employees. The selected peer group companies have invested capital of less than four times that of Navidea, or approximately $375 million, and have comparable key executive positions. While the specific plans for these companies may or may not be used, it is helpful to review their compensation data to provide benchmarks for the overall compensation levels that will be used to attract, hire, retain and motivate our executives.

As competitors and similarly situated companies that compete for the same executive talent, the CNG Committee determined that the following peer group companies most closely matched the responsibilities and requirements of our executives:

Actinium Pharmaceuticals, Inc.	Curis	NanoViricides
Adaptimmune Therapeutics	CytoDyn Inc.	Neoleukin Therapeutics, Inc.
Advaxis	CytomX Therapeutics, Inc.	Northwest Biotherapeutics, Inc.
aTyr Pharma Inc.	Fate Therapeutics	OncoSec Medical Incorporated
Avid Bioservices, Inc.	Fortress Biotech	PDL Biopharma
Bellicum Pharmaceuticals, Inc.	Genocea Biosciences, Inc.	Phio Pharmaceuticals Corp.
Calithera Biosciences, Inc.	GeoVax Labs, Inc.	Prothena
CEL-SCI	Idera Pharmaceuticals	Regulus Therapeutics, Inc.
Checkpoint Therapeutics, Inc.	Inovio Pharmaceuticals	Selecta Biosciences, Inc.
ChemoCentryx	Lineage Cell Therapeutics, Inc.	Sorrento Therapeutics, Inc.
Cidara Therapeutics, Inc.	Lumos Pharma, Inc.	T2 Biosystems, Inc.
ContraFect Corporation	Marker Therapeutics, Inc.	Ziopharm Oncology
Corvus Pharmaceuticals

Board Advisory used the publicly available compensation information for these companies to analyze our competitive position in the industry. Base salaries and short-term and long-term incentive plans of the executives of these companies were reviewed to provide background and perspective in analyzing the compensation levels for our executives.

Specific Elements of Executive Compensation

Base Salary. Base salaries for senior executives are set using the CNG Committee’s philosophy that compensation should be competitive and based upon performance. Executives should expect that their base salaries, coupled with a cash bonus award, would provide them the opportunity to be compensated at or above the competitive market at the 40th to 60th percentile.

Based on competitive reviews of similar positions, industry salary trends, overall company results and individual performance, salary increases may be approved from time to time. The CNG Committee reviews and approves base salaries of all executive officers. In setting specific base salaries for fiscal 2020, the CNG Committee considered published proxy data for similar positions at peer group companies.

The following table shows the changes in base salaries for the Named Executive Officers that were approved for fiscal 2020 compared to the approved salaries for fiscal 2019:

Named Executive Officer	Fiscal 2020 Base Salary(a)	Fiscal 2019 Base Salary(a)	Change
Jed A. Latkin (b)	$490,000	$475,000	3.2%
Joel H. Kaufman (c)	230,000	225,000	2.2%
Michael S. Rosol, Ph.D. (d)	225,000	205,000	9.8%

(a)

The amount shown for fiscal 2020 and 2019 is the approved annual salary of the Named Executive Officer in effect at the end of each year. The actual amount paid to the Named Executive Officer during fiscal 2020 and 2019 is shown under “Salary” in the Summary Compensation table below.

(b)

Mr. Latkin received an increase in base salary in connection with the renewal of his employment agreement as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Company effective July 27, 2020.

(c)

Mr. Kaufman received an increase in base salary effective October 16, 2020, and was promoted to Chief Business Officer effective November 4, 2020. Mr. Kaufman resigned from the Company effective May 7, 2021.

(d)	Dr. Rosol received an increase in base salary effective February 1, 2020.

The following table shows the base salaries for the Named Executive Officers that were approved for fiscal 2021 compared to the approved salaries for fiscal 2020:

Named Executive Officer	Fiscal 2021 Base Salary	Fiscal 2020 Base Salary	Change
Jed A. Latkin	$490,000	$490,000	—%
Joel H. Kaufman (a)	230,000	230,000	—%
Michael S. Rosol, Ph.D. (b)	240,000	225,000	6.7%

(a)	Mr. Kaufman resigned from the Company effective May 7, 2021.
(b)	Dr. Rosol received an increase in base salary effective March 1, 2021.

Short-Term Incentive Compensation. Our executive officers, along with all of our employees, are eligible to participate in our annual cash bonus program, which has four primary objectives:

●	Attract, retain and motivate top-quality executives who can add significant value to the Company;

●	Create an incentive compensation opportunity that is an integral part of the employee’s total compensation program;

●	Reward participants’ contributions to the achievement of our business results; and

●	Provide an incentive for individuals to achieve corporate objectives that are tied to our strategic goals.

The cash bonus compensation plan provides each participant with an opportunity to receive an annual cash bonus based on our Company’s performance during the fiscal year. Cash bonus targets for senior executives are determined as a percentage of base salary, based in part on published proxy data for similar positions at peer group companies. The following are the key provisions of the cash bonus compensation plan for our Named Executive Officers:

●

The plan is administered by the CNG Committee, which has the power and authority to establish, adjust, pay or decline to pay the cash bonus for each participant, including the power and authority to increase or decrease the cash bonus otherwise payable to a participant. However, the Committee does not have the power to increase, or make adjustments that would have the effect of increasing, the cash bonus otherwise payable to any executive officer.

●	The CNG Committee is responsible for specifying the terms and conditions for earning cash bonuses, including establishing specific performance objectives.

●

As soon as reasonably practicable after the end of each fiscal year, the CNG Committee determines whether and to what extent each specified business performance objective has been achieved and the amount of the cash bonus to be paid to each participant.

For fiscal 2020, the cash bonus for each executive officer was a function of the designated target bonus amount and certain business performance objectives, weighted as a percentage of the total target amount. The business performance objectives established for fiscal 2020 were as follows:

●	Achievement of various clinical development goals, subject to a maximum 45% reduction of bonus if not achieved, including:

o	Advance commercialization program for RA imaging indications;

o	Advance with C-Path on CD206 as biomarker for disease indications; and

o	Complete work on Ga[68] in atherosclerotic plaque grant.

●	Achievement of various business development goals, subject to a maximum 32.5% reduction of bonus if not achieved, including:

o	Enter into a RA commercialization partnership agreement with an established pharma company; and

o	Enter into a partnership on therapeutic development.

●	Achievement of various financial management goals, subject to a maximum 12.5% reduction of bonus if not achieved, including:

o	Regain and maintain compliance with NYSE American listing standards;

o	Move from the NYSE American to the NASDAQ stock exchange; and

o	Adhere to the 2020 corporate budget to within 5% of budgeted operating expenses.

●	Achievement of various intellectual property goals, subject to a maximum 10% reduction of bonus if not achieved, including:

o	File three specified provisional patents.

For fiscal 2020, the Board of Directors determined the cash bonus targets for Named Executive Officers as follows:

Named Executive Officer	Target Cash Bonus (% of Salary)	Target Cash Bonus ($ Amount)
Jed A. Latkin (a)	75.0%	$367,500
Joel H. Kaufman (b)	35.0%	80,500
Michael S. Rosol, Ph.D. (c)	35.0%	78,750

(a)

Mr. Latkin received an increase in his base salary effective July 27, 2020. Any cash bonus awarded to Mr. Latkin related to fiscal 2020 will be pro-rated based on the weighted average amount of his base salary during 2020.

(b)

Mr. Kaufman received an increase in his base salary effective October 16, 2020. Any cash bonus awarded to Mr. Kaufman related to fiscal 2020 will be pro-rated based on the weighted average amount of his base salary during 2020.

(c)

Dr. Rosol received an increase in his base salary effective February 1, 2020. Any cash bonus awarded to Dr. Rosol related to fiscal 2020 will be pro-rated based on the weighted average amount of his base salary during 2020.

On February 15, 2021, the Board of Directors determined the amounts to be awarded as 2020 bonuses to all employees, including the Named Executive Officers. The Board of Directors recognized the achievement of approximately 70% of 2020 bonus goals and thus awarded bonuses at 70% of target amounts for all employees, including the Named Executive Officers, to be paid in cash.

Long-Term Incentive Compensation. All Company employees are eligible to receive equity awards in the form of stock options or restricted stock. Equity instruments awarded under the Company’s equity-based compensation plan are based on the following criteria:

●	Analysis of competitive information for comparable positions;

●	Evaluation of the value added to the Company by hiring or retaining specific employees; and

●	Each employee’s long-term potential contributions to our Company.

Although equity awards may be made at any time as determined by the CNG Committee, they are generally made to all full-time employees once per year or on the recipient’s hire date in the case of new-hire grants.

Equity-based compensation is an effective method to align the interests of stockholders and management and focus management’s attention on long-term results. When awarding equity-based compensation the CNG Committee considers the impact the participant can have on our overall performance, strategic direction, financial results and stockholder value. Therefore, equity awards are primarily based upon the participant’s position in the organization, competitive necessity and individual performance. Stock option awards have vesting schedules over several years to promote long-term performance and retention of the recipient, and restricted stock awards may include specific performance criteria for vesting or vest over a specified period of time.

In February 2020, the Company awarded options to purchase 100,000, 6,000, and 25,000 shares of Common Stock to Mr. Latkin, Mr. Kaufman, and Dr. Rosol, respectively, as part of their annual compensation packages. The options have an exercise price of $1.06 per share, and vest as to one-third of the options on each of the first three anniversaries of the date of grant. The options will expire on the tenth anniversary of the date of grant.

In August 2020, the Company awarded options to purchase 100,000 shares of Common Stock and 50,000 shares of restricted Common Stock to Mr. Latkin in connection with the renewal of his employment agreement. The options have an exercise price of $4.70 per share and will expire on the tenth anniversary of the date of grant. Both the options and the restricted stock vest as to one-third on July 1, 2021, July 1, 2022, and July 1, 2023.

In November 2020, the Company awarded options to purchase 20,000 shares of Common Stock to Mr. Kaufman in connection with his promotion to Chief Business Officer. The options have an exercise price of $2.31 per share, and vest as to one-third of the options on each of the first three anniversaries of the date of grant. The options will expire on the tenth anniversary of the date of grant.

Other Benefits and Perquisites. The Named Executive Officers are generally eligible to participate in other benefit plans on the same terms as other employees. These plans include medical, dental, vision, disability and life insurance benefits, and our 401(k) retirement savings plan (the “401(k) Plan”).

Our paid time off (“PTO”) policy allows employees to carry up to 40 hours of unused PTO time forward to the next fiscal year. Any unused PTO time in excess of the amount eligible for rollover is generally forfeited.

We pay group life insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides life insurance coverage at two times the employee’s annual salary plus $10,000, up to a maximum of $400,000.

We also pay group long-term disability insurance premiums on behalf of all employees, including the Named Executive Officers. The benefit provides long-term disability insurance coverage at 60% of the employee’s annual salary, up to a maximum of $10,000 per month, beginning 180 days after the date of disability and continuing through age 65.

401(k) Retirement Plan. All employees are given an opportunity to participate in our 401(k) Plan, following a new-hire waiting period. The 401(k) Plan allows participants to have pre-tax amounts withheld from their pay and provides for a discretionary employer matching contribution. Through December 31, 2020, the matching contribution was 40% of up to 5% of salary in the form of our Common Stock. On April 19, 2021, the CNG Committee changed the matching contribution to 100% of up to 6% of salary in the form of our Common Stock, retroactively effective January 1, 2021. Participants may invest their contributions in various fund options, but are prohibited from investing their contributions in our Common Stock. Participants are immediately vested in both their contributions and Company matching contributions. The 401(k) Plan qualifies under section 401 of the Internal Revenue Code, which provides that employee and company contributions and income earned on contributions are not taxable to the employee until withdrawn from the Plan, and that we may deduct our contributions when made.

Employment Agreement

Jed A. Latkin. Effective July 27, 2020, Mr. Latkin is employed under an employment agreement that provides for an annual base salary of $490,000. For the calendar year ending December 31, 2020, the CNG Committee determined that the maximum bonus payment to Mr. Latkin would be $367,500.

Mr. Latkin’s employment agreement also provides for post-employment compensation based on the reason for termination:

●	For Cause – All salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Mr. Latkin.

●

Resignation – All salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Mr. Latkin, except that the Company shall pay the value of any accrued but unused PTO, and the amount of all accrued but previously unpaid salary through the date of termination.

●

Death – All salary, benefits and other payments shall cease at the time of death, provided, however, that the Company shall pay such other benefits required to be paid or provided to Mr. Latkin’s estate under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for 12 months. The Company shall also pay to Mr. Latkin’s estate the value of any accrued but unused PTO and the amount of any accrued but previously unpaid salary through the date of death.

●

Disability – All salary, benefits and other payments shall cease at the time of termination due to disability, provided, however, that the Company shall pay such other benefits required to be paid or provided to Mr. Latkin under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for 12 months. In addition, the Company will pay the balance of Mr. Latkin’s regular salary not replaced by disability insurance coverage for six months following the date of disability. The Company shall also pay to Mr. Latkin the value of any accrued but unused PTO and the amount of any accrued but previously unpaid salary through the date of such termination.

●

Without Cause or by Mr. Latkin for Good Reason – The Company shall pay the value of any accrued but unused PTO, and the amount of all accrued but previously unpaid salary through the date of termination. In addition, the Company will pay a severance equal to base salary in effect at the time of termination during the period of time from the date of termination through the date that is 12 months following termination, plus an additional two months for every fully completed year of employment (the “Severance Period”). The Company will also pay the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination. In addition, certain share options and restricted shares shall vest immediately and the share options shall be exercisable for the Severance Period (but not beyond the original expiration date). The Company will also pay such other benefits required to be paid or provided to Mr. Latkin under any plan, program, policy, practice, contract, or arrangement in which Mr. Latkin is eligible to receive such payments or benefits from the Company, for the duration of the Severance Period.

●

Change in Control – The Company will pay a severance equal to: (1) base salary in effect at the time of termination during the Severance Period; (2) a bonus equal to one year of base salary in effect at the time of termination, plus an additional two months of base salary for every fully completed year of employment and a bonus equal to the maximum allowable bonus in effect at the time of termination, plus an additional two months of prorated bonus for every fully completed year of employment; and (3) the unpaid bonus, if any, for the year in which the termination occurs, prorated to the date of termination. In addition, certain share options and restricted shares shall vest immediately and the share options shall be exercisable for the Severance Period (but not beyond the original expiration date).

Report of Compensation, Nominating and Governance Committee

The CNG Committee is responsible for establishing, reviewing and approving the Company’s compensation philosophy and policies, reviewing and making recommendations to the Board of Directors regarding forms of compensation provided to the Company’s directors and officers, reviewing and determining cash and equity awards for the Company’s officers and other employees, and administering the Company’s equity incentive plans.

In this context, the CNG Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. In reliance on the review and discussions referred to above, the CNG Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Compensation, Nominating
and Governance Committee

Claudine Bruck, Ph.D., Chair
S. Kathryn Rouan, Ph.D.
Malcolm G. Witter

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

The current members of our CNG Committee are: Claudine Bruck, Ph.D. (Chair), S. Kathryn Rouan, Ph.D., and Malcolm G. Witter. Adam D. Cutler and Y. Michael Rice were also members of the CNG Committee prior to their retirements effective May 4, 2021. None of these individuals were at any time during the fiscal year ended December 31, 2020, or at any other time, an officer or employee of the Company.

No director who served on the CNG Committee during 2020 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the CNG Committee during 2020.

Summary Compensation Table

The following table sets forth certain information concerning the annual and long-term compensation of our Named Executive Officers for the last three fiscal years.

Summary Compensation Table for Fiscal 2018-2020

Named Executive Officer	Year	Salary	Stock Awards	(a) Option Awards	(b) Non-Equity Incentive Plan Compensation	(c) All Other Compensation	Total Compensation
Jed A. Latkin	2020	$481,511	$163,450	$321,615	$252,775	$5,700	$1,225,051
Chief Executive Officer,	2019	475,000	—	81,200	178,143	5,600	739,943
Chief Operating Officer and	2018	362,500	—	—	271,875	5,500	639,875
Chief Financial Officer

Joel H. Kaufman (d)	2020	226,042	—	39,600	55,381	5,324	326,347
Chief Business Officer	2019	225,000	—	4,882	39,379	5,600	274,861
	2018	225,000	—	5,176	78,751	4,493	313,420

Michael S. Rosol, Ph.D. (e)	2020	$223,333	$—	$19,118	$54,710	$4,409	$301,570
Chief Medical Officer	2019	205,000	—	6,316	35,879	2,915	250,110
	2018	8,542	—	—	2,949	—	11,491

(a)

Amount represents the aggregate grant date fair value of stock options in accordance with FASB ASC Topic 718. Assumptions made in the valuation of option awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(b)

Amount represents the total non-equity incentive plan amounts which have been approved by the Board of Directors as of the date of this filing, and are disclosed for the year in which they were earned (i.e., the year to which the service relates).

(c)	Amount represents the Company contribution to the 401(k) plan on behalf of our Named Executive Officers.
(d)	Mr. Kaufman resigned from the Company effective May 7, 2021.
(e)	Dr. Rosol commenced employment with the Company effective December 17, 2018.

Chief Executive Officer Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following information with respect to our last completed fiscal year. The pay ratio information provided below is a reasonable estimate calculated in a manner consistent with applicable SEC rules.

For 2020, we calculated (i) the annual total compensation of our Chief Executive Officer, (ii) the median of the annual total compensation of all of our employees other than the Chief Executive Officer, and (iii) the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees, as follows:

●	The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $1,225,051;

●	The median of the annual total compensation of all of our employees, excluding the Chief Executive Officer, was $148,813; and

●	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 8.2 to 1.

In determining the pay ratio information provided above, we first identified our median employee for 2020 by using the following methodology:

●	We selected December 31, 2020 as the date upon which we would identify our median employee, and we compiled a list of all full-time, part-time and temporary employees who were employed on that date.

●	We used base pay as a consistently applied compensation measure to identify our median employee from the employees on the list.

Once our median employee was identified in the manner described above, we calculated the annual total compensation of the median employee using the same methodology that we used to determine the annual total compensation of the CEO, as reported in the Summary Compensation Table.

Post-Employment Compensation

The following table sets forth the expected benefit to be received by our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in the event of his termination resulting from various scenarios, assuming a termination date of December 31, 2020 and a stock price of $2.15, our closing stock price on December 31, 2020.

Jed A. Latkin

	For Cause	Resignation	Death	Disability	Good Reason or Without Cause	End of Term	Change in Control
Cash payments:
Severance (a)	$—	$—	$—	$—	$816,667	$—	$2,245,833
Accrued bonus (b)	—	—	—	—	252,775	—	252,775
Disability supplement (c)	—	—	—	239,000	—	—	—
Paid time off (d)	9,423	9,423	9,423	9,423	9,423	9,423	9,423
2020 401(k) match (e)	5,700	5,700	5,700	5,700	5,700	5,700	5,700
Continuation of benefits (f)	—	—	549	549	—	—	—
Stock option vesting acceleration (g)	—	—	—	—	109,000	—	109,000
Restricted stock vesting acceleration (h)	—	—	—	—	107,450	—	107,450
Total	$15,123	$15,123	$15,672	$254,672	$1,301,015	$15,123	$2,730,181

(a)	Severance amounts are pursuant to Mr. Latkin’s employment agreement.
(b)	Amount represents accrued but unpaid bonus as of December 31, 2020.
(c)

During the first 6 months of disability, the Company will supplement disability insurance payments to Mr. Latkin to achieve 100% salary replacement. As of December 31, 2020, the Company’s short-term disability insurance policy pays $250 per week for a maximum of 24 weeks.

(d)	Amount represents the value of 40 hours of accrued but unused vacation time as of December 31, 2020.
(e)	Amount represents the value of 6,258 shares of Company stock which was accrued during 2020 as the Company’s 401(k) matching contribution but was unissued as of December 31, 2020.
(f)	Amount represents 12 months of dental insurance premiums at rates in effect at December 31, 2020.
(g)

Pursuant to Mr. Latkin’s employment agreement, all unvested stock options outstanding will vest upon termination without cause or by Mr. Latkin for good reason, or upon a change in control. Amount represents the value of the stock at $2.15, the closing price of the Company’s stock on December 31, 2020, less the exercise price of the options. Amount does not include stock options with an exercise price higher than $2.15, the closing price of the Company’s stock on December 31, 2020.

(h)

Pursuant to Mr. Latkin’s employment agreement, all unvested restricted stock will vest upon termination without cause or by Mr. Latkin for good reason, or upon a change in control. Amount represents the value of the stock at $2.15, the closing price of the Company’s stock on December 31, 2020, less the original purchase price of $0.001 per share.

Tax Consequences

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, included a number of significant changes to Section 162(m) of the Internal Revenue Code, such as the repeal of the qualified performance-based compensation exemption and the expansion of the definition of “covered employees” (for example, by including the chief financial officer and certain former named executive officers as covered employees). As a result of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our covered employees generally will not be deductible in 2020 or future years, to the extent that it exceeds $1 million.

Grants of Plan-Based Awards

The following table sets forth certain information about plan-based awards that we made to the Named Executive Officers during fiscal 2020. For information about the plans under which these awards were granted, see the discussion under “Short-Term Incentive Compensation” and “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section above.

Grants of Plan-Based Awards Table for Fiscal 2020

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities Underlying	Exercise Price of Option	Grant Date Fair Value of Stock and Option
Named Executive Officer	Grant Date	Threshold	Maximum	Threshold	Maximum	of Stock	Options	Awards	Awards
Jed A. Latkin	N/A	$—	$361,107	—	—	—	—	$—	$—	(a)
	2/6/2020	—	—	—	—	—	100,000	1.06	76,472	(b)
	8/14/2020	—	—	—	—	—	100,000	4.70	245,143	(c)
	8/14/2020	—	—	—	—	50,000	—	—	163,450	(d)

Joel H. Kaufman (e)	N/A	$—	79,115	—	—	—	—	$—	$—	(a)
	2/6/2020	—	—	—	—	—	6,000	1.06	4,588	(b)
	11/4/2020	—	—	—	—	—	20,000	2.31	35,012	(b)

Michael S. Rosol, Ph.D.	N/A	$—	$78,157	—	—	—	—	$—	$—	(a)
	2/6/2020	—	—	—	—	—	25,000	1.06	19,118	(b)

(a)

The threshold amount reflects the possibility that no cash bonus awards will be payable. The maximum amount reflects the cash bonus awards payable if the Board of Directors, in its discretion, awards the maximum cash bonus. Any cash bonus awarded related to fiscal 2020 will be pro-rated based on the weighted average amount of base salary during 2020.

(b)	These stock options vest as to one-third of the options on each of the first three anniversaries of the date of grant, and expire on the tenth anniversary of the date of grant.
(c)	These stock options vest as to one-third of the options on July 1, 2021, July 1, 2022 and July 1, 2023, and expire on the tenth anniversary of the date of grant.
(d)	These shares of restricted stock vest as to one-third of the shares on July 1, 2021, July 1, 2022 and July 1, 2023.
(e)	Mr. Kaufman’s stock options expired upon his resignation from the Company effective May 7, 2021.

Outstanding Equity Awards

The following table presents certain information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2020.

Outstanding Equity Awards Table at Fiscal 2020 Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)						Market Value of Shares of	Equity Incentive Plan Awards
Named Executive Officer	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Note	Number of Shares of Stock that Have Not Vested	Stock that Have Not Vested	Number of Unearned Shares	Market Value of Unearned Shares	Note
Jed A. Latkin	2,250	—	$30.00	4/20/2026	(a)	50,000	$107,500			(p)
	1,000	—	$20.00	10/14/2026	(b)
	—	16,667	$13.00	5/4/2027	(c)
	—	16,667	$15.00	5/4/2027	(d)
	—	16,666	$20.00	5/4/2027	(e)
	—	16,667	$3.00	2/7/2029	(f)
	—	16,667	$6.00	2/7/2029	(g)
	—	16,666	$10.00	2/7/2029	(h)
	—	100,000	$1.06	2/6/2030	(i)
	—	100,000	$4.70	8/14/2030	(j)

Joel H. Kaufman (q)	15,000	—	$9.40	10/27/2027	(k)
	800	400	$7.20	2/20/2028	(l)
	800	1600	$3.00	2/7/2029	(m)
	—	6,000	$1.06	2/6/2030	(i)
	—	20,000	$2.31	11/4/2030	(n)

Michael S. Rosol, Ph.D. (h)	6,250	—	$7.60	1/2/2029	(o)
	—	25,000	$1.06	2/6/2030	(i)

(a)	Options were granted April 20, 2016 and vested as to one-sixth on the 20th day of each of the first six months following the date of grant.
(b)	Options were granted October 14, 2016 and vested as to one-half on the 20th day of each of the first two months following the date of grant.
(c)

Options were granted May 4, 2017 and vest 100% when both of the following conditions have been met: Continued employment through May 4, 2017 and a closing market price of the Company’s Common Stock of at least $17.00.

(d)

Options were granted May 4, 2017 and vest 100% when both of the following conditions have been met: Continued employment through December 31, 2017 and a closing market price of the Company’s Common Stock of at least $20.00.

(e)

Options were granted May 4, 2017 and vest 100% when both of the following conditions have been met: Continued employment through December 31, 2018 and a closing market price of the Company’s Common Stock of at least $25.00.

(f)

Options were granted February 7, 2019 and vest 100% when both of the following conditions have been met: Continued employment through February 7, 2019 and a closing market price of the Company’s Common Stock of at least $10.00.

(g)

Options were granted February 7, 2019 and vest 100% when both of the following conditions have been met: Continued employment through December 31, 2019 and a closing market price of the Company’s Common Stock of at least $14.00.

(h)

Options were granted February 7, 2019 and vest 100% when both of the following conditions have been met: Continued employment through December 31, 2020 and a closing market price of the Company’s Common Stock of at least $20.00.

(i)	Options were granted February 6, 2020 and vest as to one-third on each of the first three anniversaries of the date of grant.
(j)	Options were granted August 14, 2020 and vest as to one-third on July 1, 2021, July 1, 2022 and July 1, 2023.
(k)	Options were granted October 27, 2017 and vested as to one-third on each of the first three anniversaries of the date of grant.
(l)	Options were granted February 20, 2018 and vest as to one-third on each of the first three anniversaries of the date of grant.
(m)	Options were granted February 7, 2019 and vest as to one-third on each of the first three anniversaries of the date of grant.
(n)	Options were granted November 4, 2020 and vest as to one-third on each of the first three anniversaries of the date of grant.
(o)	Options were granted January 2, 2019 and vested as to one-third on January 2, 2019, July 2, 2019 and January 2, 2020.
(p)	Restricted stock was granted August 14, 2020 and vests as to one-third on July 1, 2021, July 1, 2022 and July 1, 2023.
(q)	Mr. Kaufman’s stock options expired upon his resignation from the Company effective May 7, 2021.

Options Exercised and Stock Vested

The following table presents, with respect to the Named Executive Officers, certain information about option exercises and restricted stock vested during fiscal 2020.

Options Exercised and Stock Vested Table for Fiscal 2020

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting	Note
Jed. A. Latkin	—	$—	—	$—
Joel H. Kaufman	—	$—	—	$—
Michael S. Rosol, Ph.D.	—	$—	—	$—

Compensation of Non-Employee Directors

Each non-employee director received an annual cash retainer of $50,000 during the fiscal year ended December 31, 2020. The Chair of the Company’s Board of Directors received an additional annual retainer of $30,000. Audit and CNG Committee members received an annual retainer of $2,500 for each committee on which they served. The Chair of the Audit Committee received an additional annual retainer of $7,500, and the Chair of the CNG Committee received an additional annual retainer of $5,000 for their services in those capacities during 2020. We also reimbursed non-employee directors for travel expenses for meetings attended during 2020.

Each non-employee director also received 2,500 shares of restricted stock and 2,500 options to purchase stock at $1.06 per share during 2020 as a part of the Company’s annual stock incentive grants, in accordance with the provisions of the Navidea Biopharmaceuticals, Inc. 2014 Stock Incentive Plan. The restricted stock and stock options granted will vest on the first anniversary of the date of grant.

The aggregate number of equity awards outstanding as of the Record Date for each Director is set forth in the footnotes to the beneficial ownership table provided in the section entitled “Securities Ownership of Certain Beneficial Owners and Management.” Directors who are also officers or employees of Navidea do not receive any compensation for their services as directors.

The CNG Committee has noted that the total compensation of our Board of Directors, including cash and equity awards, is between the 25th and 50th percentile for our peer group of companies, while the total compensation of our Board Committee members is less than half of the competitive market rate.

The following table sets forth certain information concerning the compensation of non-employee Directors for the fiscal year ended December 31, 2020.

Name	(a) Fees Earned or Paid in Cash	(b),(c) Option Awards	(d),(e) Stock Awards	All Other Compensation	Total Compensation
Claudine Bruck, Ph.D.	$60,000	$1,883	$2,648	$—	$64,530
Adam D. Cutler (g)	62,500	1,883	2,648	—	67,030
Y. Michael Rice (h)	85,000	1,883	2,648	—	89,530
S. Kathryn Rouan, Ph.D.	52,500	1,883	2,648	—	57,030
Malcolm G. Witter (f)	543	—	—	—	543

(a)

Amount represents fees earned during the fiscal year ended December 31, 2020 (i.e., the year to which the service relates). Quarterly retainers are paid during the quarter following the quarter in which they are earned.

(b)

Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of these awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(c)

During the year ended December 31, 2020, the non-employee directors were awarded an aggregate of 10,000 options to purchase Common Stock which vest as to 100% of the shares on the first anniversary of the date of grant. As of December 31, 2020, the non-employee directors held an aggregate of 32,500 options to purchase Common Stock. Mr. Rice held 10,000 options, and Dr. Bruck, Mr. Cutler, and Dr. Rouan each held 7,500 options to purchase shares of Common Stock.

(d)

Amount represents the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions made in the valuation of these awards are disclosed in Note 1(e) of the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

(e)

During the year ended December 31, 2020, the non-employee directors were issued an aggregate of 10,000 shares of restricted stock which vest as to 100% of the shares on the first anniversary of the date of grant. As of December 31, 2020, the non-employee directors held an aggregate of 10,000 shares of unvested restricted stock. Dr. Bruck, Mr. Cutler, Mr. Rice and Dr. Rouan each held 2,500 shares of unvested restricted stock.

(f)	Mr. Witter was appointed to the Board of Directors effective December 28, 2020 and did not receive a 2020 stock incentive grant.
(g)	Mr. Cutler retired from the Board of Directors effective May 4, 2021.
(h)	Mr. Rice retired from the Board of Directors effective May 4, 2021.

Equity Compensation Plan Information

The following table sets forth additional information as of December 31, 2020, concerning shares of our Common Stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

Plan Category	(1) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	(3) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (1))
Equity compensation plans approved by security holders (a)	549,970	$8.81	958,369
Equity compensation plans not approved by security holders	—	—	—
Total	549,970	$8.81	958,369

(a)

Our stockholders ratified the 2014 Stock Incentive Plan (the “2014 Plan”) at the 2014 Annual Meeting of Stockholders held on July 17, 2014, and amended the 2014 Plan at the 2018 and 2020 Annual Meetings of Stockholders held on August 16, 2018 and September 10, 2020, respectively. The total number of shares available for awards under the 2014 Plan shall not exceed 1,750,000 shares, plus any shares subject to outstanding awards granted under prior plans and that expire or terminate for any reason. Although instruments are still outstanding under the Fourth Amended and Restated 2002 Stock Incentive Plan (the “2002 Plan”), the plan has expired and no new grants may be made from it. The total number of securities to be issued upon exercise of outstanding options includes 519,890 issued under the 2014 Plan and 30,080 issued under the 2002 Plan.

REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee consults with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to their year-end audit plan, the results of its quarterly reviews conducted in accordance with Public Company Accounting Oversight Board (“PCAOB”) Interim Standard AU 722, the auditor’s report of audit, and the accompanying management letter, if any; and consults with our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer and other key members of our management and with our independent registered public accounting firm with regard to the adequacy of our internal accounting controls.

In fulfilling its responsibilities, the Audit Committee selected Marcum LLP (“Marcum”) as our independent registered public accounting firm for purposes of auditing our financial statements for the fiscal year ended December 31, 2020. The Audit Committee has reviewed and discussed with management and Marcum our audited financial statements; discussed with Marcum the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committee); received the written disclosures and the letter from Marcum required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Marcum its independence from our Company.

Based on the reviews and discussions with management and Marcum, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and filed with the SEC.

The Board of Directors evaluated the independence of each member of the Audit Committee. As part of its evaluation, the Board of Directors determined, in the exercise of its business judgment, that each of Messrs. Cutler, Rice, Witter is independent under Section 803A of the NYSE American Company Guide and is financially literate.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee is satisfied that its responsibilities under the charter for the period ended December 31, 2020, were met and that our financial reporting and audit processes are functioning effectively.

Submitted by the Audit Committee
of the Board of Directors:

Amit Bhalla, Chair
Claudine Bruck, Ph.D.
Malcolm G. Witter

PROPOSAL NO. 3 – RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Marcum was engaged as the Company’s principal accountant on May 9, 2016, and audited the Company’s financial statements for the year ended December 31, 2020. The Audit Committee has selected Marcum as the Company’s independent registered public accounting firm for purposes of auditing our financial statements for the current year ending December 31, 2021. Although not required, the Board of Directors is submitting its selection to the stockholders of the Company for ratification. The Board of Directors will reconsider the appointment of Marcum if its selection is not ratified by the stockholders. A representative of Marcum is expected to be available during the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions of stockholders.

The Board of Directors recommends that our stockholders vote “FOR” ratification of the appointment of Marcum as the Company’s independent registered public accounting firm for 2021.

Fees of the independent registered public accounting firm

Audit Fees. The aggregate fees billed and expected to be billed for professional services rendered by Marcum LLP in the 2020 fiscal year, primarily related to the audit of the Company’s annual consolidated financial statements for the 2020 fiscal year, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2020 fiscal year, and review of other SEC filings, were $330,280 (including direct engagement expenses).

The aggregate fees billed and expected to be billed for professional services rendered by Marcum LLP in the 2019 fiscal year, primarily related to the audit of the Company’s annual consolidated financial statements for the 2019 fiscal year, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the 2019 fiscal year, and review of other SEC filings, were $306,034 (including direct engagement expenses).

Audit-Related Fees. No fees were billed by Marcum for audit-related services for the 2020 or 2019 fiscal years.

Tax Fees. No fees were billed by Marcum for tax-related services for the 2020 or 2019 fiscal years.

All Other Fees. No fees were billed by Marcum for services other than the audit, audit-related and tax services for the 2020 or 2019 fiscal years.

Pre-Approval Policy. The Audit Committee is required to pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor or other registered public accounting firm, subject to the de minimis exceptions for permitted non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. The Audit Committee, through the function of the Chair, has given general pre-approval for 100% of specified audit, audit-related, tax and other services.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics is posted on our website at www.navidea.com. The code of business conduct and ethics may also be obtained free of charge by writing to Navidea Biopharmaceuticals, Inc., Attn: Chief Financial Officer, 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We adhere to our Code of Business Conduct and Ethics, which states that no director, officer or employee of Navidea should have any personal interest that is incompatible with the loyalty and responsibility owed to our Company. We adopted a written policy regarding related party transactions in December 2015. When considering whether to enter into or ratify a related party transaction, the Audit Committee considers a variety of factors including, but not limited to, the nature and type of the proposed transaction, the potential value of the proposed transaction, the impact on the actual or perceived independence of the related party and the potential value to the Company of entering into such a transaction. All proposed transactions with a potential value of greater than $120,000 must be approved or ratified by the Audit Committee.

SEC disclosure rules regarding transactions with related persons require the Company to provide information about transactions with directors and executive officers as related persons, even though they may not have been related persons at the time the Company entered into the transactions described below.

Goldberg Agreement and Litigation

In August 2018, Dr. Michael Goldberg resigned from his positions as an executive officer and a director of Navidea. In connection with Dr. Goldberg’s resignation, Navidea and Dr. Goldberg entered into an Agreement (the “Goldberg Agreement”), with the intent of entering into one or more additional definitive agreements, which set forth the terms of the separation from service. Among other things, the Goldberg Agreement provided that Dr. Goldberg would be entitled to 1,175,000 shares of our Common Stock, representing in part payment of accrued bonuses and payment of the balance of the Platinum debt. A portion of the 1,175,000 shares to be issued to Dr. Goldberg would be held in escrow for up to 18 months in order to reimburse Navidea in the event that Navidea is obligated to pay any portion of the Platinum debt to a party other than Dr. Goldberg. Further, the Goldberg Agreement provided that the Company’s subsidiary, Macrophage Therapeutics, Inc. (“MT”), would redeem all of Dr. Goldberg’s preferred stock and issue to Dr. Goldberg super voting common stock equal to 5% of the outstanding shares of MT. In November 2018, the Company issued 925,000 shares of our Common Stock to Dr. Goldberg, 250,000 of which were placed in escrow in accordance with the Goldberg Agreement.

On February 11, 2019, Dr. Goldberg represented to the MT Board that he had, without MT Board or shareholder approval, created a subsidiary of MT, transferred all of the assets of MT into the subsidiary, and then issued himself stock in the subsidiary. On February 19, 2019, Navidea notified MT that it was terminating the sublicense in accordance with its terms, effective March 1, 2019, due to MT’s insolvency. On February 20, 2019, the MT Board removed Dr. Goldberg as President and Chief Executive Officer of MT and from any other office of MT to which he may have been appointed or in which he was serving. Dr. Goldberg remains a member of the MT Board, together with Michael Rice and Dr. Claudine Bruck. Dr. Bruck remains a member of the board of directors of Navidea. The MT Board then appointed Jed A. Latkin to serve as President and Chief Executive Officer of MT. On or about December 18, 2020 the Joint Official Liquidators and Foreign Representatives of PPVA sent a letter to MT directing that Dr. Goldberg be removed from the MT Board. The MT Board has taken no action in response.

New York Litigation Involving Dr. Goldberg

On February 20, 2019, Navidea filed a complaint against Dr. Goldberg in the United States District Court, Southern District of New York (the “District Court”), alleging breach of the Goldberg Agreement, as well as a breach of the covenant of good faith and fair dealing and to obtain a declaratory judgment that Navidea’s performance under the Goldberg Agreement is excused and that Navidea is entitled to terminate the Goldberg Agreement as a result of Dr. Goldberg’s actions. On April 26, 2019, Navidea filed an amended complaint against Dr. Goldberg which added a claim for breach of fiduciary duty seeking damages related to certain actions Dr. Goldberg took while CEO of Navidea. On June 13, 2019, Dr. Goldberg answered the amended complaint and asserted counterclaims against Navidea and third-party claims against MT for breach of the Goldberg Agreement, wrongful termination, injunctive relief, and quantum meruit.

On December 26, 2019, the District Court ruled on several motions related to Navidea and MT and Dr. Goldberg that substantially limited the claims that Dr. Goldberg can pursue against Navidea and MT. Specifically, the District Court found that certain portions of Dr. Goldberg’s counterclaims against Navidea and third-party claims against MT failed to state a claim upon which relief can be granted. Additionally, the District Court ruled that actions taken by Navidea and MT, including reconstituting the MT Board, replacing Dr. Goldberg with Mr. Latkin as Chief Executive Officer of MT, terminating the sublicense between Navidea and MT, terminating certain research projects, and allowing MT intellectual property to revert back to Navidea, were not breaches of the Goldberg Agreement.

The District Court also rejected Dr. Goldberg’s claim for wrongful termination as Chief Executive Officer of MT. In addition, the District Court found that Dr. Goldberg lacked standing to seek injunctive relief to force the removal of Dr. Claudine Bruck and Michael Rice from MT’s Board of Directors, to invalidate all actions taken by the MT Board on or after November 29, 2018 (the date upon which Dr. Bruck and Mr. Rice were appointed by Navidea to the Board of MT), or to reinstate the terminated sublicense between Navidea and MT.

In addition, the District Court found Navidea’s breach of fiduciary duty claim against Dr. Goldberg for conduct occurring more than three years prior to the filing of the complaint to be time-barred and that Dr. Goldberg is entitled to an advancement of attorneys’ fees solely with respect to that claim. The parties have briefed the issue to the District Court for resolution on how much in fees Dr. Goldberg is owed under the District Court’s order.

On January 31, 2020, Goldberg filed a motion for leave to amend his complaint to add back in claims for breach of contract, breach of the implied covenant of good faith and fair dealing, quantum meruit and injunctive relief. On April 1, 2020, the District Court denied Dr. Goldberg’s motion for leave to amend in its entirety.

On January 27, 2020, Dr. Goldberg filed a motion seeking additional advancement from Navidea for fees in connection with the New York Action and the Delaware Action. Navidea opposed the motion and the District Court referred the matters to a Magistrate Judge. On July 9, 2020, the Magistrate Judge issued her Report and Recommendation which recommended that: (1) the District Court decline to exercise jurisdiction over Dr. Goldberg’s motion as it pertained to expenses and fees incurred in defense of the Delaware Action; (2) the District Court decline to award any fees to Dr. Goldberg for the breach of fiduciary duty without additional motion practice on the issue; (3) the District Court find that Dr. Goldberg is entitled to advancement of his expenses and fees reasonably incurred in the defense of the remainder of the New York action subject to Dr. Goldberg’s posting of an undertaking; and (4) establish a protocol by which Dr. Goldberg could establish the amounts due for advancement.

On August 24, 2020, in connection with Dr. Goldberg’s motion for advancement, the District Court adopted the Magistrate Judge’s report and recommendation and found that while Dr. Goldberg was not being granted advancement of fees and expenses incurred in connection with either the Delaware Action or the assertion of third-party claims against MT, the District Court ruled that Dr. Goldberg was entitled to advancement for the defense of the remaining claims asserted against him by Navidea in the New York action. Dr. Goldberg also asked the Court to accelerate the timeline by which advancement will occur, and to expand the scope of issues to which Dr. Goldberg would be entitled to advancement and sought to hold Navidea in contempt for failing to advance fees to date. The Company opposed Dr. Goldberg’s requests.

On May 26, 2021, the District Court adopted the report and recommendation of the Magistrate Judge and ordered that: (1) Dr. Goldberg only be awarded $14,955 for indemnification for his attorneys’ fees; (2) Dr. Goldberg only be advanced $1,237.50 for his attorneys’ fees subject to repayment; (3) Navidea should not be required to indemnify or advance any of the costs sought by Dr. Goldberg; (4) Dr. Goldberg is not entitled to advancement for the prosecution of his counterclaims and third-party claims; (5) Dr. Goldberg’s motion to hold Navidea in contempt be denied; and (6) Navidea should not be required to advance any additional fees or costs unless Dr. Goldberg presents his time records and costs in compliance with the Court’s orders.

Fact discovery in the New York Action has been completed and the Court has ordered that expert discovery be completed no later than November 30, 2021.

Delaware Litigation Involving Dr. Goldberg

On February 20, 2019, MT initiated a suit against Dr. Goldberg in the Court of Chancery of the State of Delaware (the “Delaware Court”), alleging, among other things, breach of fiduciary duty as a director and officer of MT and conversion, and to obtain a declaratory judgment that the transactions Dr. Goldberg caused MT to effect are void. On June 12, 2019, the Delaware Court found that Dr. Goldberg’s actions were not authorized in compliance with the Delaware General Corporation Law. Specifically, the Delaware Court found that Dr. Goldberg’s creation of a new subsidiary of MT and the purported assignment by Dr. Goldberg of MT’s intellectual property to that subsidiary were void. The Delaware Court’s ruling follows the order on May 23, 2019 in the case, in which it found Dr. Goldberg in contempt of its prior order holding Dr. Goldberg responsible for the payment of MT’s fees and costs to cure the damages caused by Dr. Goldberg’s contempt. MT’s claims for breach of fiduciary duty and conversion against Dr. Goldberg remain pending. As a result of the Delaware Court’s ruling and Navidea’s prior termination of the sublicense between itself and MT, all of the intellectual property related to the Manocept platform is now directly controlled by Navidea.

A trial on MT’s claims against Goldberg for breach of fiduciary duty and conversion was held on December 1 through December 3, 2020. Following the three-day trial and extensive post-trial briefing, the Delaware Court agreed with MT that Dr. Goldberg breached his fiduciary duty. Specifically, the Court ruled: “Dr. Goldberg attempted to take for himself that which belonged to [MT]. In doing so, he breached his duty of loyalty to [MT] stockholders. [MT] was absolutely justified in bringing this action to remedy (in this case undo) the harm caused by Dr. Goldberg’s misconduct.” The Delaware Court disagreed with MT’s arguments regarding damages and, other than awarding nominal damages, declined to award additional relief beyond that which it had previously granted. With respect to MT’s claim for conversion, the Delaware Court found that the claim was not supported because “Dr. Goldberg confirmed that he currently does not own or possess any intellectual property related to either Navidea or [MT]” and that “any IP Dr. Goldberg created while at Navidea or any of its subsidiaries was and remains the property of Navidea and its subsidiaries.” In addition, the Court denied Dr. Goldberg’s motion to hold MT’s directors and CEO in contempt, denied Dr. Goldberg’s motion to dismiss the lawsuit against him, and granted MT’s motion to dismiss Dr. Goldberg’s petition to remove MT’s board members.

Derivative Action Involving Dr. Goldberg

On July 26, 2019, Dr. Goldberg served shareholder demands on the Boards of Directors of Navidea and MT repeating many of the claims made in the lawsuits described above. On or about November 20, 2019, Dr. Goldberg commenced a derivative action purportedly on behalf of MT in the District Court against Dr. Claudine Bruck, Y. Michael Rice, and Jed Latkin alleging a claim for breach of fiduciary duty based on the actions alleged in the demands. On April 3, 2020, Dr. Goldberg dismissed the derivative action in New York without prejudice, and the Court approved the dismissal. Dr. Goldberg retains the ability to re-file the action in Delaware. Dr. Goldberg has not yet re-filed his derivative complaint.

Mr. Latkin and Platinum

Jed A. Latkin, our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, was an independent consultant that served as a portfolio manager from 2011 through 2015 for two entities, namely Precious Capital and West Ventures, each of which were during that time owned and controlled, respectively, by PPVA and PPCO. Mr. Latkin was party to a consulting agreement with each of Precious Capital and West Ventures pursuant to which, as of April 2015, an aggregate of approximately $13 million was owed to him, which amount was never paid and Mr. Latkin has no information as to the current value. Mr. Latkin’s consulting agreements were terminated upon his ceasing to be an independent consultant in April 2015 with such entities. During his consultancy, Mr. Latkin was granted a .5% ownership interest in each of Precious Capital and West Ventures, however, to his knowledge he no longer owns such interests. n addition, PPVA owes Mr. Latkin $350,000 for unpaid consulting fees earned and expenses accrued in 2015 in respect of multiple consulting roles with them. Except as set forth above, Mr. Latkin has no other past or present affiliations with Platinum.

Macrophage Therapeutics, Inc. and Platinum

In March 2015, MT, our previously wholly-owned subsidiary, entered into a Securities Purchase Agreement to sell up to 50 shares of its Series A Convertible Preferred Stock (“MT Preferred Stock”) and warrants to purchase up to 1,500 common shares of MT (“MT Common Stock”) to Platinum and Dr. Michael Goldberg (collectively, the “MT Investors”) for a purchase price of $50,000 per unit. A unit consisted of one share of MT Preferred Stock and 30 warrants to purchase MT Common Stock. Under the agreement, 40% of the MT Preferred Stock and warrants are committed to be purchased by Dr. Goldberg, and the balance by Platinum. The full 50 shares of MT Preferred Stock and warrants to be sold under the agreement are convertible into, and exercisable for, MT Common Stock representing an aggregate 1% interest on a fully converted and exercised basis. Navidea owns the remainder of the MT Common Stock. On March 11, 2015, definitive agreements with the MT Investors were signed for the sale of the first tranche of 10 shares of MT Preferred Stock and warrants to purchase 300 shares of MT Common Stock to the MT Investors, with gross proceeds to MT of $500,000.

John K. Scott Transactions

On March 2, 2021, the Company entered into a Stock Purchase Agreement and Letter of Investment Intent (the “Purchase Agreement”) with John K. Scott, a director of the Company, pursuant to which the Company issued to Mr. Scott in a private placement transaction 50,000 shares of newly-designated Series E Preferred Stock for an aggregate purchase price of $5,000,000. The Series E Preferred Stock has the rights set forth in the Certificate of Designations of Preferences, Rights and Limitations of Series E Preferred, a copy of which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 4, 2021.

Under the Purchase Agreement, Mr. Scott was granted a right of first offer with respect to future issuances of Company securities (the “Right of First Offer”); provided, however, that in no event shall Mr. Scott have such right if the acquisition of any of such securities would result in him beneficially holding more than thirty-three and one-third percent (33.33%) of the Company’s outstanding Common Stock on an as-converted basis, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder (the “Share Cap”). In the event that Mr. Scott does not exercise the Right of First Offer, the Company will then be entitled to offer and sell the new securities to any third party at a price not less than, and upon terms no more favorable to the offeree than, those offered to Mr. Scott (a “Third Party Offering”). Pursuant to the Purchase Agreement, Mr. Scott also has the option to purchase up to thirty-three and one-third percent (33.33%) of the new securities offered in a Third-Party Offering at the same price and upon the terms available to the other purchaser(s) (the “Preemptive Right”); provided, however, that in no event may Mr. Scott acquire new Company securities in a Third-Party Offering to the extent the acquisition thereof would violate the Share Cap. The Right of First Offer and the Preemptive Right will expire upon the earlier of (i) December 31, 2021 or (ii) upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company.

In connection with the March 2, 2021 private placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company agreed to prepare and file with the SEC one or more registration statements to register for resale the maximum number of Conversion Shares (as defined below) issuable upon conversion of the Series E Preferred Stock. In the event that both (i) the number of shares of the Company’s Common Stock beneficially held by Mr. Scott falls below twenty percent (20%) of the Company’s outstanding Common Stock on an as-converted basis, as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder, and (ii) Mr. Scott is an affiliate (as that term is defined under Rule 144) at the time of the Reload Request (as defined below), the Company, upon written request from Mr. Scott (the “Reload Request”), will be required to prepare and file with the SEC one, and only one, additional registration statement covering the resale of those shares of the Company’s Common Stock owned by Mr. Scott as of the date of the Reload Request that, as of such time, are not registered for resale under the Securities Act of 1933, as amended.

On February 13, 2020, the Company entered into a stock purchase agreement with Mr. Scott (the “2020 Purchase Agreement”) pursuant to which Mr. Scott purchased approximately 2.4 million shares of the Company’s Common Stock for aggregate gross proceeds of approximately $2.0 million. The Company filed a registration statement on Form S-3 registering the resale of the shares of Common Stock issued to Mr. Scott, which was declared effective by the SEC on September 16, 2020. The foregoing description of the material terms of the 2020 Purchase Agreement is qualified in their entirety by reference thereto, which is filed as Exhibit 10.28 to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2020.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Exchange Act and Section 803A of the NYSE American Company Guide. Our Board of Directors has determined that Drs. Bruck and Rouan, and Messrs. Bhalla, Cappello and Witter, meet the independence requirements.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 21, 2021, certain information with respect to the beneficial ownership of shares of our Common Stock by: (i) each person known to us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, (ii) each director or nominee for director of our Company, (iii) each of the Named Executive Officers (see “Executive Compensation – Summary Compensation Table”), and (iv) our directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned (*)		Percent of Class (**)
Amit Bhalla	2,409	(a)	—	(i)
Claudine Bruck, Ph.D.	21,519	(b)	—	(i)
Alexander L. Cappello	—		—	(i)
Jed A. Latkin	147,590	(c)	—	(i)
Michael S. Rosol, Ph.D.	28,247	(d)	—	(i)
S. Kathryn Rouan, Ph.D.	23,242	(e)	—	(i)
John K. Scott, Jr.	10,231,214	(f)	31.6%
Malcolm G. Witter	60,757	(g)	—	(i)
All directors and executive officers as a group (8 persons)	10,514,979	(h)(j)	32.4%

(*)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household.

(**)	Percent of class is calculated on the basis of the number of shares outstanding on July 21, 2021, plus the number of shares the person has the right to acquire within 60 days of July 21, 2021.
(a)

This amount includes 2,409 shares awarded prior to July 21, 2021 which have not yet been issued, but does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.

(b)

This amount includes 7,500 shares issuable upon exercise of options which are exercisable within 60 days, but does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.

(c)

This amount includes 69,919 shares issuable upon exercise of options which are exercisable within 60 days and 10,600 shares in Mr. Latkin’s account in the 401(k) Plan, but does not include 33,333 shares of unvested restricted stock and 333,331 shares issuable upon exercise of options which are not exercisable within 60 days.

(d)

This amount includes 14,584 shares issuable upon exercise of options which are exercisable within 60 days and 6,816 shares in Dr. Rosol’s account in the 401(k) Plan, but does not include 41,666 shares issuable upon exercise of options which are not exercisable within 60 days.

(e)

This amount includes 7,500 shares issuable upon exercise of options which are exercisable within 60 days and 4,892 shares awarded prior to July 21, 2021 which have not yet been issued, but does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.

(f)

This amount includes 2,639 shares owned by Mr. Scott’s spouse, 7,500 shares owned by Mr. Scott’s children, and 2,173,913 shares issuable upon conversion of 50,000 shares of Series E Preferred Stock owned by Mr. Scott.

(g)	This amount does not include 2,500 shares of unvested restricted stock and 2,500 shares issuable upon exercise of options which are not exercisable within 60 days.
(h)

This amount includes 99,503 shares issuable upon exercise of options which are exercisable within 60 days, and 17,416 shares held in the 401(k) Plan on behalf of certain officers, but it does not include 43,333 shares of unvested restricted stock and 384,997 shares issuable upon the exercise of options which are not exercisable within 60 days. The Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Jed A. Latkin, is the trustee of the Navidea Biopharmaceuticals, Inc. 401(k) Plan and may, as such, share investment power over Common Stock held in such plan. Mr. Latkin disclaims any beneficial ownership of shares held by the 401(k) Plan. The 401(k) Plan holds an aggregate total of 69,780 shares of Common Stock.

(i)	Less than one percent.
(j)	The address of all directors and executive officers is c/o Navidea Biopharmaceuticals, Inc., 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017.

All of our employees and directors, or any of their designees, are prohibited from (i) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or (ii) otherwise engaging in transactions (including “short sales” and arrangements involving a non-recourse pledge of securities), that hedge or offset, or are designed to hedge or offset, any decrease in the market value of shares of our Common Stock granted to such employee or director, or any of their designees, as part of their compensation, or held (directly or indirectly) by such employee or director, or any of their designees.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of our securities with the SEC. Copies of the reports are required by SEC regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the fiscal year ended December 31, 2020, except for John K. Scott, Jr., who had one late Form 4 filing related to stock purchased in a private placement.

COST OF SOLICITATION OF PROXIES

We will pay the cost of this solicitation. We may request persons holding shares in their names for others to forward soliciting materials to their principals to obtain authorization for the execution of proxies, and we will reimburse such persons for their expenses in so doing.

GOVERNANCE MATERIALS AVAILABLE ON OUR WEBSITE

Stockholders may find the following information on the Company’s website at www.navidea.com.

●	Navidea’s Code of Business Conduct and Ethics

●	Management and Board of Director biographies

●	Information regarding securities transactions by directors and officers

●	Standing Committee Charters for Audit Committee and Compensation and Nominating and Governance Committee

STOCKHOLDER PROPOSALS

A stockholder proposal intended for inclusion in the proxy statement and form of proxy for the annual meeting of Stockholders of the Company to be held in 2022 must be received by the Company before April 4, 2022, at its executive offices, Attention: Corporate Secretary. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Exchange Act for presentation at our 2022 annual meeting will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after June 18, 2022.

A stockholder who wishes to nominate a candidate for election to the Board of Directors must follow the procedures set forth in Article III, Section 2 of our Bylaws. A copy of these procedures is available upon request from the Company at 4995 Bradenton Avenue, Suite 240, Dublin, OH 43017, Attention: Corporate Secretary. In order for a stockholder to nominate a candidate for the Board of Directors election at the 2022 annual meeting, notice of the nomination must be delivered to the Company’s executive offices, Attention: Corporate Secretary, before April 4, 2022.

OTHER BUSINESS

The Board of Directors does not intend to present, and has no knowledge that others will present, any other business during the Annual Meeting. If, however, any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment.

STOCKHOLDERS SHARING AN ADDRESS OR HOUSEHOLD

For stockholders receiving this proxy statement and our 2020 annual report by mail, only one copy of each proxy material is being delivered to multiple security holders sharing an address, unless we have received instructions to the contrary from one or more of the stockholders. We will deliver promptly upon written or oral request for a separate copy of our proxy statement and 2020 annual report to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive separate copies, you may write to the Company, c/o Corporate Secretary, Navidea Biopharmaceuticals, Inc. at 4995 Bradenton Avenue, Suite 240, Dublin, Ohio 43017 or call the Company at 614-793-7500.

WHERE YOU CAN FIND MORE INFORMATION;

INCORPORATION BY REFERENCE

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The Company’s filings with the SEC are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 2, 2021. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided or vote through the Internet or by telephone as described in the enclosed proxy card.

Appendix A

NAVIDEA BIOPHARMACEUTICALS, INC.

Annual Meeting of Stockholders

September 14, 2021, 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Jed A. Latkin as proxy for the undersigned, and hereby authorizes him to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.001 per share, of Navidea Biopharmaceuticals, Inc. held of record by the undersigned on July 21, 2021, at an Annual Meeting of Stockholders to be held on September 14, 2021 at 9:00 a.m. Eastern Time, or any adjournment thereof, with all the power the undersigned would possess if present in person.

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXY AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:

Nominees:

01	Claudine Bruck, Ph.D.	02	Malcolm G. Witter

☐ FOR all the nominees listed above (except as marked to the contrary)
☐ WITHHOLD AUTHORITY to vote for all nominees listed above.

The undersigned may withhold authority to vote for any nominee by lining through or otherwise striking out the name of any nominee.

The Board of Directors recommends you vote FOR proposals 2 AND 3.

2.	To approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the appointment of Marcum LLP as the Company’s independent registered public accounting firm for 2021.

	☐ FOR	☐ AGAINST	☐ ABSTAIN

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature	Date

Signature (Joint Owners)	Date